EXHIBIT 99.1
For Immediate Release
For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2265
Rex_Schuette@ucbi.com
UNITED COMMUNITY BANKS, INC.
REPORTS 13% GAIN IN DILUTED EARNINGS PER SHARE
FOR THIRD QUARTER 2005
HIGHLIGHTS:
•	Record Third Quarter Earnings
Diluted Operating Earnings Per Share of $.36 — Up 13%
Net Operating Income of $14.3 Million — Up 20%
Return on Tangible Equity of 18.90%
•	Strong Loan Demand and Rise in Net Interest Margin and Fee Revenue Drove Performance
BLAIRSVILLE, GA, October 25, 2005 — United Community Banks, Inc. (Nasdaq: UCBI), Georgia’s third largest bank holding company, today announced record financial results for the third quarter of 2005. Compared with the third quarter of 2004, the company achieved a 28% increase in total revenue, a 20% rise in net operating income and a 13% gain in diluted operating earnings per share.
For the third quarter of 2005, net operating income rose to $14.3 million compared with $12.0 million a year earlier. Diluted operating earnings per share increased to $.36 from $.32 a year ago. Total revenue, on a taxable equivalent basis, was $64.0 million compared with $50.1 million for the third quarter of 2004. Return on tangible equity was 18.90% and return on assets was 1.01%, compared with 19.41% and 1.05%, respectively, a year ago.

“We continued to experience solid growth across all of our markets,” said Jimmy Tallent, United Community Banks President and Chief Executive Officer. “Total assets at quarter-end surpassed $5.7 billion, a 24% increase from a year ago. Loans increased $181 million during the third quarter, or 18% on an annualized basis, which helped drive the increase in net interest revenue. Our net interest margin rose to 4.17%, up 18 basis points from a year ago, as increasing short-term interest rates continued to positively affect our slightly asset-sensitive balance sheet. Fee revenue was up 24%, reflecting increases in every category.”
“With the business growth achieved through the third quarter, United Community Banks remains well on track to meet our performance goals of double-digit earnings per share growth and a return on tangible equity above 18% for the year,” Tallent said.
For the first nine months of 2005, net operating income totaled $41.5 million, a 21% increase compared with $34.2 million for the same period of 2004. Diluted operating earnings per share of $1.05 increased 13% from $.93 for the first nine months of 2004. Total revenue, on a taxable equivalent basis, totaled $180.7 million, up 27% from $142.5 million a year ago. Return on tangible equity was 19.30% and return on assets was 1.03%, compared with 19.67% and 1.07% a year ago, respectively.
Net operating income for the first nine months of 2004 excludes $464,000 in pre-tax merger charges from the acquisition of 1st Community Bank, which was completed on June 1, 2004. Including these merger-related charges, reported net income was $33.9 million; reported diluted earnings per share was $.92; and, reported return on equity 14.48%.
At September 30, 2005, total loans were $4.3 billion, up $816 million, or 24%, from a year ago. Organic growth, which excludes acquisitions, was $610 million, or 18%. “Loan demand remains strong across all our markets, leading to excellent growth opportunities,” Tallent said. Organic growth, with an uncompromising focus on sound credit quality, is at the core of our balanced growth strategy.”

“Organic growth is further supported by focused geographic expansion,” Tallent added. “We find the right people and build around them — usually adding two to four de novo offices a year,” Tallent explained.
“Last quarter, we announced our entry into the Gainesville market through a partnership with three experienced local banking executives who brought with them over 50 experienced bankers to form United Community Bank — Hall County. In just five months, this team has added more than $205 million in loans and $105 million in deposits. We now have three additional banking offices, including our main office which is located in downtown Gainesville, and we plan to open an additional banking office by mid-2006,” Tallent added. “In addition, we continued to execute our expansion plans for metro Atlanta. We opened two de novo banking offices in Tyrone and Newnan Lakes. These offices are located in Fayette and Coweta counties on the south side of metro Atlanta, which further strengthens our presence in these fast growing markets.”
“I want to emphasize that it is a testimony to the success and strength of our existing franchise that we were able to absorb such a significant de novo undertaking and still deliver on our primary financial goals,” Tallent added.
“During the third quarter, our deposit growth exceeded our strong loan growth due to our sharp focus on growing core deposits,” Tallent said. “We continued to promote our very successful ‘Refer-a-Friend’ core deposit program that rewards our many satisfied customers for referring their friends and family members to us. Our relentless focus on providing the highest level of customer service has generated customer satisfaction scores that continue to exceed 90%, well above the comparable industry average of 75%. This is invaluable in building our deposit base through customer referrals while also maintaining and growing long-term relationships with existing customers. During the quarter, our core deposit program and other initiatives have added 11,700 accounts and $108 million in balances. Year-to-date, it has added 36,000 new accounts and $218 million in deposits.”

Taxable equivalent net interest revenue of $55.0 million for the third quarter rose $12.8 million, or 30%, from the same period a year ago. Acquisitions completed in late 2004 added approximately $2.9 million to net interest revenue. Excluding acquisitions, the core growth rate was 23%. Taxable equivalent net interest margin for the third quarter was 4.17% as compared with 3.99% a year ago and 4.12% last quarter.
“Rising interest rates have resulted in a slight margin expansion over the past two quarters,” Tallent said. “Our balance sheet remains slightly asset sensitive, which should allow us to benefit modestly from further increases in interest rates. However, as we continue efforts to fund our loan growth with new deposits, we expect competitive pricing pressures will offset any gains and could have a slight compression in our margin,” added Tallent.
The third quarter provision for loan losses was $3.4 million, up $1.4 million from a year earlier and up $600,000 from the second quarter of 2005. Annualized net charge-offs to average loans were 13 basis points for the third quarter, compared with 14 basis points for the second quarter of 2005 and 12 basis points for the third quarter of 2004. At quarter-end, non-performing assets totaled $13.6 million compared with $13.5 million at the end of the second quarter of 2005 and $10.5 million a year ago. Non-performing assets as a percentage of total assets were 24 basis points at quarter-end, compared with 24 basis points at June 30, 2005 and 23 basis points at September 30, 2004.
“Our asset quality continues to compare favorably with our peer banks and remains well within our tolerance levels,” Tallent said. “Strong credit quality is essential to our balanced growth strategy and overall success. United Community Banks’ credit quality is rooted in our guiding principle of securing loans with hard assets.”
Fee revenue of $12.4 million rose $2.5 million, or 26%, from $9.9 million a year ago with steady growth achieved in every category. “Service charges and fees on deposit accounts increased $1.1 million to $6.6 million, primarily due to growth in transactions and new accounts resulting from the core deposit program and cross-selling other products and services,” Tallent said. “We also experienced healthy increases in consulting, mortgage and brokerage fees.”

Consulting fees rose 25% to $1.8 million, due to growth in the risk management and financial-service practices as well as strong growth across other consulting services. Brokerage fees increased 51% to $571,000 due to strong market activity. Other fee revenue increased by $466,000 to $1.2 million due primarily to a $160,000 gain on the sale of a former banking office location and $118,000 in gains on the sale of SBA loans.
Operating expenses increased $10.0 million, or 32%, to $41.3 million from the third quarter of 2004. Nearly $1.8 million of this increase related to operating expenses of the two banks acquired in the fourth quarter of 2004 that were not included in last year’s results. Salaries and employee benefit costs of $26.3 million increased $6.7 million, or 34%, with approximately $2.7 million resulting from acquisitions and recent de novo expansion. The balance was due to an increase in staff to support business growth and related hiring costs and higher commissions related to the increase in mortgage and brokerage revenue.
Communications and equipment expenses increased $656,000 to $3.5 million due to the 2004 acquisitions and investments in technology equipment to support business growth. Advertising and marketing expense rose $560,000 to $1.7 million reflecting initiatives to raise core deposits and generate brand recognition in new markets. Occupancy expense increased $391,000 to $2.7 million reflecting the increase in cost to operate additional banking offices added through acquisitions and de novo expansion. Professional fees were up $139,000 to $1.2 million due to higher costs related to the volume of new loans generated and overall business growth. The increase in other operating expense was due to recent acquisitions and business growth.
“Our operating efficiency ratio of 61.16% for the quarter was slightly above our long-term efficiency goal of 58% to 60%, reflecting the higher operating costs of our recent de novo expansion into Gainesville,” Tallent said.

“Looking forward, we believe United Community Banks is on target to complete the year with operating earnings per share growth within our long-term goal of 12% to 15%, but at the lower end of the range this year due to our significant strategic expansion in the Gainesville market,” Tallent said. “We anticipate core loan growth will continue at the high end of our targeted range of 10% to 14% and net interest margin could come down slightly from our current level due to expected pricing competition for deposits. For 2006, we look forward to an operating earnings per share growth rate within our long-term goal of 12% to 15%, core loan growth within our targeted range of 10% to 14%, and our net interest margin could trend down slightly to the 4% range as we continue to fund loan growth with deposits. Our outlook is based on a continued, stable economic environment in our markets combined with maintaining strong credit quality.
“We remain committed to excellent customer service, superior operating performance and solid credit quality as we continue to grow our franchise,” Tallent added. “Our balanced growth strategy — delivering strong internal growth in our markets complemented by selective de novo offices and merger expansion — will continue as the foundation for superior performance and building long-term shareholder value.”
Conference Call
United Community Banks will hold a conference call on Tuesday, October 25, 2005, at 11:00 a.m. ET to discuss the contents of this news release, as well as business highlights for the quarter and the financial outlook for the remainder of the year. The telephone number for the conference call is (800) 798-2801 and the pass code is “UCBI.” The conference call will also be available by web cast within the Investor Relations section of the company’s web site.
About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. As of September 30, 2005, United Community Banks had assets of $5.7 billion and operated 24 community banks with 88 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses in its markets. United Community Banks also offers the convenience of 24-hour access to its services through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI. Additional information may be found at the company’s web site, ucbi.com.
Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 4 of United Community Banks, Inc. annual report filed on Form 10-K with the Securities and Exchange Commission.
(Tables Follow)

UNITED COMMUNITY BANKS, INC.
Selected Financial Information
For the Three and Nine Months Ended September 30, 2005

						Third
	2005			2004		Quarter	For the Nine		YTD
(in thousands, except per share	Third	Second	First	Fourth	Third	2005-2004	Months Ended		2005-2004
data; taxable equivalent)	Quarter	Quarter	Quarter	Quarter	Quarter	Change	2005	2004	Change

INCOME SUMMARY	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Interest revenue	$89,003	$80,701	$73,649	$66,761	$61,358		$243,353	$172,625
Interest expense	34,033	29,450	25,367	21,448	19,142		88,850	53,346

Net interest revenue	54,970	51,251	48,282	45,313	42,216	30%	154,503	119,279	30%
Provision for loan losses	3,400	2,800	2,400	2,000	2,000		8,600	5,600
Fee revenue	12,396	12,179	10,200	10,757	9,857	26	34,775	28,782	21

Total revenue	63,966	60,630	56,082	54,070	50,073	28	180,678	142,461	27
Operating expenses (1)	41,294	38,808	34,779	33,733	31,296	32	114,881	88,835	29

Income before taxes	22,672	21,822	21,303	20,337	18,777	21	65,797	53,626	23
Income taxes	8,374	8,049	7,862	7,427	6,822		24,285	19,380

Net operating income	14,298	13,773	13,441	12,910	11,955	20	41,512	34,246	21
Merger-related charges, net of tax	—	—	—	261	—		—	304

Net income	$14,298	$13,773	$13,441	$12,649	$11,955	20	$41,512	$33,942	22

OPERATING PERFORMANCE (1)
Earnings per common share:
Basic	$.37	$.36	$.35	$.35	$.33	12	$1.08	$.96	13
Diluted	.36	.35	.34	.34	.32	13	1.05	.93	13
Return on tangible equity (3)	18.90%	19.21%	19.86%	19.96%	19.41%		19.30%	19.67%
Return on assets	1.01	1.03	1.06	1.07	1.05		1.03	1.07
Efficiency ratio	61.16	61.18	59.47	60.20	60.11		60.64	60.00
Dividend payout ratio	18.92	19.44	20.00	17.14	18.18		19.44	18.75
GAAP PERFORMANCE
Per common share:
Basic earnings	$.37	$.36	$.35	$.34	$.33	12	$1.08	$.95	14
Diluted earnings	.36	.35	.34	.33	.32	13	1.05	.92	14
Cash dividends declared	.07	.07	.07	.06	.06	17	.21	.18	17
Book value	11.04	10.86	10.42	10.39	9.58	15	11.04	9.58	15
Tangible book value (3)	8.05	7.85	7.40	7.34	7.28	11	8.05	7.28	11
Key performance ratios:
Return on equity (2)	13.42%	13.46%	13.68%	14.15%	14.20%		13.51%	14.48%
Return on assets	1.01	1.03	1.06	1.05	1.05		1.03	1.06
Net interest margin	4.17	4.12	4.05	4.05	3.99		4.12	3.98
Dividend payout ratio	18.92	19.44	20.00	17.65	18.18		19.44	18.95
Equity to assets	7.46	7.65	7.71	7.54	7.50		7.60	7.42
Tangible equity to assets (3)	5.53	5.62	5.58	5.75	5.76		5.57	5.79
ASSET QUALITY
Allowance for loan losses	$51,888	$49,873	$48,453	$47,196	$43,548		$51,888	$43,548
Non-performing assets	13,565	13,495	13,676	8,725	10,527		13,565	10,527
Net charge-offs	1,385	1,380	1,143	1,183	1,010		3,908	2,434
Allowance for loan losses to loans	1.22%	1.22%	1.25%	1.26%	1.27%		1.22%	1.27%
Non-performing assets to total assets	.24	.24	.26	.17	.23		.24	.23
Net charge-offs to average loans	.13	.14	.12	.13	.12		.13	.10
AVERAGE BALANCES
Loans	$4,169,170	$3,942,077	$3,797,479	$3,572,824	$3,384,281	23	$3,970,937	$3,239,005	23
Investment securities	1,008,687	996,096	946,194	805,766	762,994	32	983,889	710,674	38
Earning assets	5,239,195	4,986,339	4,819,961	4,456,403	4,215,472	24	5,016,702	4,006,149	25
Total assets	5,608,158	5,338,398	5,164,464	4,781,018	4,521,842	24	5,371,966	4,294,555	25
Deposits	4,078,437	3,853,884	3,717,916	3,500,842	3,351,188	22	3,884,733	3,162,588	23
Stockholders’ equity	418,459	408,352	398,164	360,668	338,913	23	408,399	318,668	28
Common shares outstanding:
Basic	38,345	38,270	38,198	37,056	36,254		38,272	35,738
Diluted	39,670	39,436	39,388	38,329	37,432		39,499	36,917
AT PERIOD END
Loans	$4,254,051	$4,072,811	$3,877,575	$3,734,905	$3,438,417	24	$4,254,051	$3,438,417	24
Investment securities	945,922	990,500	928,328	879,978	726,734	30	945,922	726,734	30
Earning assets	5,302,532	5,161,067	4,907,743	4,738,389	4,280,643	24	5,302,532	4,280,643	24
Total assets	5,709,666	5,540,242	5,265,771	5,087,702	4,592,655	24	5,709,666	4,592,655	24
Deposits	4,196,369	3,959,226	3,780,521	3,680,516	3,341,525	26	4,196,369	3,341,525	26
Stockholders’ equity	424,000	415,994	398,886	397,088	347,795	22	424,000	347,795	22
Common shares outstanding	38,383	38,283	38,249	38,168	36,255		38,383	36,255

(1)	Excludes pre-tax merger-related charges totaling $406,000 or $.01 per diluted common share and $464,000 or $.01 per diluted common share in the fourth and second quarters of 2004, respectively.

(2)	Net income available to common stockholders divided by average realized common equity which excludes accumulated other comprehensive income.

(3)	Excludes effect of acquisition related intangibles and associated amortization.

(4)	Annualized.

UNITED COMMUNITY BANKS, INC.
Consolidated Statement of Income
For the Three and Nine Months Ended September 30, 2005 and 2004

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2005	2004	2005	2004

Interest revenue:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Loans, including fees	$77,470	$53,023	$210,383	$149,771
Federal funds sold and deposits in banks	253	181	662	358
Investment securities:
Taxable	10,340	7,254	29,544	19,662
Tax exempt	520	514	1,573	1,625

Total interest revenue	88,583	60,972	242,162	171,416

Interest expense:
Deposits:
Demand	5,187	2,151	13,093	5,865
Savings	223	98	565	274
Time	17,653	10,608	45,680	29,678
Federal funds purchased	1,407	573	3,384	1,343
Other borrowings	9,563	5,712	26,128	16,186

Total interest expense	34,033	19,142	88,850	53,346

Net interest revenue	54,550	41,830	153,312	118,070
Provision for loan losses	3,400	2,000	8,600	5,600

Net interest revenue after provision for loan losses	51,150	39,830	144,712	112,470

Fee revenue:
Service charges and fees	6,627	5,559	18,521	15,894
Mortgage loan and other related fees	2,367	1,747	5,592	4,612
Consulting fees	1,777	1,426	4,944	3,955
Brokerage fees	571	377	1,781	1,600
Securities (losses) gains, net	(153)	398	(155)	394
Loss on prepayments of borrowings	—	(391)	—	(391)
Other	1,207	741	4,092	2,718

Total fee revenue	12,396	9,857	34,775	28,782

Total revenue	63,546	49,687	179,487	141,252

Operating expenses:
Salaries and employee benefits	26,334	19,636	73,843	56,424
Occupancy	2,743	2,352	8,129	6,907
Communications and equipment	3,484	2,828	9,581	8,052
Postage, printing and supplies	1,426	1,214	4,146	3,424
Professional fees	1,174	1,035	3,283	2,667
Advertising and public relations	1,683	1,123	4,745	2,878
Amortization of intangibles	503	442	1,509	1,208
Merger-related charges	—	—	—	464
Other	3,947	2,666	9,645	7,275

Total operating expenses	41,294	31,296	114,881	89,299

Income before income taxes	22,252	18,391	64,606	51,953
Income taxes	7,954	6,436	23,094	18,011

Net income	$14,298	$11,955	$41,512	$33,942

Net income available to common stockholders	$14,293	$11,955	$41,494	$33,925

Earnings per common share:
Basic	$.37	$.33	$1.08	$.95
Diluted	.36	.32	1.05	.92
Weighted average common shares outstanding (in thousands):
Basic	38,345	36,254	38,272	35,738
Diluted	39,670	37,432	39,499	36,917

UNITED COMMUNITY BANKS, INC.
Consolidated Balance Sheet
For the period ended

	September 30,	December 31,	September 30,
($ in thousands)	2005	2004	2004

ASSETS	(Unaudited)	(Audited)	(Unaudited)
Cash and due from banks	$139,147	$99,742	$102,457
Interest-bearing deposits in banks	28,935	35,098	57,465

Cash and cash equivalents	168,082	134,840	159,922
Securities available for sale	945,922	879,978	726,734
Mortgage loans held for sale	28,539	37,094	19,189
Loans, net of unearned income	4,254,051	3,734,905	3,438,417
Less — allowance for loan losses	51,888	47,196	43,548

Loans, net	4,202,163	3,687,709	3,394,869
Premises and equipment, net	109,468	103,679	92,918
Interest receivable	36,108	27,923	28,108
Intangible assets	119,154	121,207	87,381
Other assets	100,230	95,272	83,534

Total assets	$5,709,666	$5,087,702	$4,592,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$637,296	$532,879	$491,123
Interest-bearing demand	1,180,125	1,055,192	910,699
Savings	175,864	171,898	166,184
Time	2,203,084	1,920,547	1,773,519

Total deposits	4,196,369	3,680,516	3,341,525
Federal funds purchased and repurchase agreements	157,347	130,921	178,335
Federal Home Loan Bank advances	775,251	737,947	585,513
Other borrowings	118,168	113,879	113,878
Accrued expenses and other liabilities	38,531	27,351	25,609

Total liabilities	5,285,666	4,690,614	4,244,860

Stockholders’ equity:
Preferred stock, $1 par value; $10 stated value; 10,000,000 shares authorized; 37,200, 44,800 and 44,800 shares issued and outstanding	372	448	448
Common stock, $1 par value; 100,000,000 shares authorized; 38,407,874, 38,407,874 and 36,620,754 shares issued	38,408	38,408	36,621
Capital surplus	153,712	155,076	116,075
Retained earnings	238,144	204,709	194,350
Treasury stock; 24,449, 240,346 and 366,112 shares, at cost	(671)	(4,413)	(6,251)
Accumulated other comprehensive (loss) income	(5,965)	2,860	6,552

Total stockholders’ equity	424,000	397,088	347,795

Total liabilities and stockholders’ equity	$5,709,666	$5,087,702	$4,592,655